Exhibit 2.1

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

TOYOTA MOTOR CORPORATION

Established: November 28, 1951

As last amended on June 16, 2015

CHAPTER I.

GENERAL PROVISIONS

Article 1. (Purpose)

1.	Matters relating to the handling of shares and stock acquisition rights (including the procedures relating to the exercise of shareholders’ rights) of Toyota Motor Corporation (the “Company”) under the Articles of Incorporation of the Company, shall be governed by provisions of these share handling regulations (these “Regulations”), in addition to the provisions set forth by Japan Securities Depositary Center, Inc. (“JASDEC”), the book-entry transfer institution, and account management institutions such as securities companies and trust banks (each referred to as the “Securities Company”).

2.	Matters relating to the handling of special accounts opened in accordance with agreements executed between the Company and a trust bank designated by the Company, and the fees in connection with such special accounts shall be governed by these Regulations, in addition to the provisions set forth by the trust bank.

Article 2. (Transfer Agent and its Handling Office)

The transfer agent (the “Transfer Agent”) of the Company and its handling office shall be as follows:

Transfer Agent:

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling office:

Mitsubishi UFJ Trust and Banking Corporation,

Corporate Agency Division

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Article 3. (Request or Notification)

1.	Any request or notification with respect to the matters provided for in these Regulations shall be made in a written format designated by the Company. However, the foregoing shall not apply if such request or notification is submitted through the Securities Company and JASDEC, or as provided for in Article 32, Paragraph 1.

2.	Should any request or notification as set forth in the preceding paragraph be submitted by the shareholder through the Securities Company and JASDEC, or through the Securities Company, it may be deemed that such request or notification has been made by such shareholder.

3.	The Company may request the person who submitted the request or notification as stipulated in Paragraph 1 of this article to the Company, to submit materials certifying that the person is a shareholder of the Company or an agent of a shareholder of the Company.

4.	In the event that the Company requests a person to submit materials as described in the preceding paragraph, the Company shall not process such request or notification unless such material is submitted.

Article 4. (Agent)

Should the procedure mentioned in Paragraph 1 of the preceding article be taken by an agent, such agent shall submit a documentation evidencing his/her power of representation. In addition, if the consent of curator or assistant is required for the procedure mentioned in Paragraph 1 of the preceding article, the shareholder shall submit a documentation evidencing such consent.

Article 5. (Certification Document and Guarantor)

If the Company deems it necessary in connection with the procedure mentioned in Article 3, Paragraph 1, the Company may require, in addition to those provided for in these Regulations, such certification document or such guarantor as the Company may deem appropriate.

CHAPTER II.

ENTRY OR RECORDING, ETC. IN THE REGISTER OF SHAREHOLDERS

Article 6. (Entry or Recording in the Register of Shareholders)

1.	The Company shall enter or record items in the register of shareholders (the “Register of Shareholders”) in accordance with the general shareholders notification (sou kabunushi tsuchi) received from JASDEC.

2.	If the Company receives notification regarding changes in address or other matters indicated in the Register of Shareholders of a person who is entered or recorded in the Register of Shareholders (the “Shareholder”), the Company shall revise the Register of Shareholders in accordance with such notification.

3.	In addition to Paragraphs 1 and 2 of this article, the Company shall enter or record, in the Register of Shareholders, the issuance of new shares and such other matters provided for in laws and regulations.

Article 7. (Letters, Symbols, etc. to be Used in the Register of Shareholders)

Entries in the Register of Shareholders shall be made using the letters and symbols specified by JASDEC.

CHAPTER III.

NOTIFICATION OF VARIOUS MATTERS

Article 8. (Notification of Shareholder’s Name/Corporate Name and Address, etc.)

1.	A Shareholder shall file a notification of name/corporate name and address; provided, however, that if any of the following items is applicable to the Shareholder, notification of the matters specified in such item shall be filed:

(1)	If the Shareholder has a statutory agent such as a person in parental authority or guardian, the name/corporate name and address of such statutory agent.

(2)	If the Shareholder is a corporation, the corporate name and address of the judicial person, and the title and name of its representative.

(3)	If the shares are jointly owned, the name/corporate name and address of a representative of the joint owners.

(4)	If the Shareholder resides outside of Japan, in addition to the name/corporate name and address of the Shareholder, the address in Japan at which such Shareholder shall receive notices or, if the Shareholder appoints a standing proxy in Japan, the name/corporate name and address of such standing proxy.

2.	A Shareholder shall file a notification of amendment, if there is any amendment to the matters mentioned in Paragraph 1 of this article.

3.	The notifications or notifications of amendment described in Paragraphs 1 and 2 of this article shall be filed through the Securities Company and JASDEC. However, this shall not apply to the cases stipulated in Article 6, Paragraph 3.

Article 9. (Other Notifications)

1.	In addition to notifications set forth in the preceding article, a Shareholder submitting any notification to the Company shall do so through the Securities Company and JASDEC, or through the Securities Company, unless otherwise designated by the Company. However, this shall not apply to the cases stipulated in Article 6, Paragraph 3.

2.	Notifications which cannot be received or handled by the Securities Company shall be submitted to the Transfer Agent.

Article 10. (Application to Registered Pledgees)

The provisions in this Chapter shall be applied mutatis mutandis to registered pledgees of shares.

CHAPTER IV.

PURCHASE OF COMMON SHARES CONSTITUTING LESS THAN ONE UNIT

Article 11. (Request for Purchase of Shares)

In the event that a shareholder requests the Company for the purchase of common shares constituting less than one unit, such shareholder shall submit the request through the Securities Company and JASDEC in accordance with the provisions set forth by JASDEC.

Article 12. (Determination of Purchase Price)

If a purchase request is made for common shares constituting less than one unit, the purchase price of such shares shall be the amount obtained by multiplying the number of common shares requested to be purchased by the amount equivalent to the closing price of the common shares of the Company on the Tokyo Stock Exchange on the date on which the purchase request is received at the Handling Office of the Transfer Agent (“Date of Request”); provided, however, that if there is no sale and purchase transaction on the Tokyo Stock Exchange on the Date of Request or if the Date of Request falls on a holiday of the Tokyo Stock Exchange, the amount equivalent to the price at which the common shares of the Company are first traded on the trading day immediately following such date and thereafter shall be used.

Article 13. (Payment of Purchase Price)

Unless otherwise specified by the Company, the purchase price under the preceding article shall be paid by the Company to the applicant on the fourth business day of the Transfer Agent from the date immediately following the date on which the purchase price is determined and the purchase request is received at the Handling Office of the Transfer Agent.

Article 14. (Transfer of Shares Purchased)

The common shares constituting less than one unit for which the request for purchase is made shall be transferred to the transfer account of the Company on the date on which procedures for the payment of the purchase price as set forth in the preceding article have been completed.

CHAPTER V.

ENTRY OR RECORDING, ETC. IN REGISTER OF STOCK ACQUISITION RIGHTS

Article 15. (Entry or Recording, etc. in Register of Stock Acquisition Rights)

1.	Any request for (i) entry or recording in the register of the stock acquisition rights (the “Register of the Stock Acquisition Rights”), (ii) registration, transfer or cancellation of the right of the pledge in connection with the stock acquisition rights and (iii) representation or cancellation of the trust assets, shall be made to the Transfer Agent.

2.	In addition to the provisions set forth in the preceding paragraph, the handling of stock acquisition rights may be governed separately.

Article 16. (Matters and Methods of Notifications Required to the Holder of Stock Acquisition Rights)

The provisions in Articles 8 and 9 of these Regulations regarding matters and methods of notifications required shall be applied mutatis mutandis to the holders of the stock acquisition rights that are entered or recorded in the Register of the Stock Acquisition Rights; provided, however, unless as otherwise governed pursuant to Paragraph 2 of the preceding article, such notifications shall be made to the Transfer Agent.

CHAPTER VI.

MODEL AA CLASS SHARES

Article 17. (Exceptions for Model AA Class Shares)

1.	With respect to matters concerning the Model AA Class Shares, notwithstanding any other provisions hereof, the provisions of this Chapter shall prevail and apply.

2.	All request or notification procedures, or any other handling, concerning the Model AA Class Shares shall be made to the Transfer Agent, unless otherwise provided for in this Chapter.

Article 18. (Approval Procedures for Transfer)

Approval procedures for transfer of the Model AA Class Shares shall be processed through the Transfer Agent.

Article 19. (Entry or Recording in Register of Shareholders of Model AA Class Shares)

1.	In case of a request for entry or recording in the Register of Shareholders of the Model AA Class Shares (hereinafter referred to as the “Registration of Transfer”), a holder of Model AA Class Shares who was entered or recorded in the Register of Shareholders (the “Model AA Class Shareholder”) and a person who acquired the Model AA Class Shares shall jointly submit a request by prescribed written form with the names and seals of both.

2.	In case a request for the Registration of Transfer is made with respect to the Model AA Class Shares acquired due to inheritance, merger or any other event other than assignment, a written request therefor shall be submitted together with a document evidencing the cause for such acquisition.

Article 20. (Notifications of Holders, Etc. of Model AA Class Shares)

1.	The Model AA Class Shareholders and the registered pledgees of the Model AA Class Shares, or their statutory agents, in addition to the notification set forth in Article 8 hereof, shall notify the Company of their seal impressions; provided, however, that foreigners may substitute their specimen signatures for seal impressions.

2.	In case of a change in the matters notified pursuant to the preceding paragraph, such change shall be notified.

3.	All requests, notifications or any other exercises of shareholders’ rights concerning the Model AA Class Shares to the Company shall be made in the form prescribed by the Company, bearing the seal impressions notified pursuant to the provisions of Paragraph 1 of this article.

Article 21. (Request for Purchase of Model AA Class Shares)

In the event that a shareholder requests the Company for the purchase of Model AA Class Shares constituting less than one unit, such shareholder shall submit the request through the Transfer Agent by prescribed written form, etc.

Article 22. (Determination of Purchase Price)

1.	If a purchase request is made for Model AA Class Shares constituting less than one unit, the purchase price of such shares shall be the amount prescribed through discussions between the Company and the shareholder of Model AA Class Shares constituting less than one unit who made the demand.

2.	During the discussion mentioned in the preceding paragraph, the Company in principle shall make an offer to buy such shares for its market value calculated by the securities company which subscribed for such shares as of the date on which the purchase request is received.

3.	In the case described in Paragraph 1 of this article, the Company or the shareholder of Model AA Class Shares constituting less than one unit who made the demand pursuant to the provisions of the preceding article may file a petition for the court to determine the purchase price within twenty days from the day when such demand is made.

4.	Notwithstanding the provisions of Paragraph 1 of this article, if petition is filed pursuant to the preceding paragraph within the period provided for in that paragraph, the amount determined by the court in response to such petition shall be the purchase price of such Model AA Class Shares constituting less than one unit.

5.	Notwithstanding the provisions of Paragraph 1 of this article, in the case described in that paragraph, if no petition is filed under Paragraph 3 of this article within the period provided for in that paragraph (except in cases where the discussions under Paragraph 1 of this article are successfully concluded within such period), the purchase price of the Model AA Class Shares constituting less than one unit shall be the amount obtained by multiplying the amount of the net assets per share by the number of the Model AA Class Shares constituting less than one unit related to the demand pursuant to the provisions of the preceding article.

Article 23. (Payment of Purchase Price)

Unless otherwise specified by the Company, the purchase price under the preceding article shall be paid by the Company to the applicant within six business days of the Transfer Agent from the date immediately following the date on which the purchase price is determined.

Article 24. (Registration of Transfer in Case of Special Procedures Required by Laws and Regulations)

If any special procedure is required by laws and regulations in connection with transfer of the Model AA Class Shares, a document evidencing the completion of such procedure shall be submitted together with a written request for the transfer.

Article 25. (Registration of Pledges, Transfer or Cancellation Thereof)

In case of a request for the registration of pledges on the Model AA Class Shares, or transfer or cancellation thereof, a written request therefor with the names and seals of both the pledgor and the pledgee affixed thereto shall be submitted.

Article 26. (Recordation of Shares Held in Trust or Cancellation Thereof)

In case of a request for the recordation of the Model AA Class Shares held in trust or cancellation thereof, a written request therefor shall be submitted either by the trustor or the trustee.

Article 27. (Method for Request for Conversion of Model AA Class Shares)

1.	In case of a request to the Company for acquisition of First Series through Fifth Series Model AA Class Shares in exchange for common shares of the Company in the number as calculated by the formula set forth in Article 17 of the Articles of Incorporation, such request shall be made in the prescribed form, and a transfer account (other than a special account) which has been opened for himself/herself for the purpose of the transfer of such common shares shall be designated.

2.	The request provided for in the preceding paragraph may not be cancelled after such request is received at the Handling Office of the Transfer Agent.

3.	The delivery of the common shares set forth in Paragraph 1 of this article shall be made by a notification of new record or an application for the transfer of such common shares to the transfer account designated pursuant to the provisions of such paragraph.

Article 28. (Method for Request for Acquisition of Model AA Class Shares)

In case of a request to the Company for acquisition of First Series through Fifth Series Model AA Class Shares in exchange for cash in an amount as calculated by the formula set forth in Article 18 of the Articles of Incorporation, such request shall be made in the prescribed form.

Article 29. (Effect of Request for Conversion and Acquisition of Model AA Class Shares)

The requests set forth in the preceding two articles shall come into effect when each request is received at the Handling Office of the Transfer Agent set forth in Article 2.

Article 30. (Notice or Public Notice of Adjustment of Base Price and Number of Common Shares delivered to Model AA Class Shareholders)

In case the Base Price provided for in Article 14 of the Articles of Incorporation and number of common shares to be acquired by Model AA Class Shareholders in exchange for one Model AA Class Share provided for in Article 17 of the Articles of Incorporation shall be adjusted, details of such adjustment and the number of the common shares to be delivered in exchange for acquisition of Model AA Class Shares shall be notified or notified publicly to the Model AA Class Shareholders by the day preceding the day on which such adjusted Base Price or number of common shares shall be applied (hereinafter referred to as the “Adjustment Date”); provided, however, that in case the Company is not able to give notices or public notices of such change to the Model AA Class Shareholders by the day preceding the Adjustment Date, the Company shall give notices or public notices of such change to the Model AA Class Shareholders promptly after the Adjustment Date.

Article 31. (Procedures for Acquisition pursuant to Provisions of Acquisition of Model AA Class Shares)

In case of acquisition of Model AA Class Shares set forth in Article 19 of the Articles of Incorporation, the Company shall give notices or public notices of the amount of cash to be delivered to the Model AA Class Shareholders in exchange for the acquisition of one share of such Model AA Class Shares and any other necessary matters to the Model AA Class Shareholders.

CHAPTER VII.

PROCEDURES FOR EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 32. (Procedures for Exercise of Minority Shareholders’ Rights, etc.)

1.	Where minority shareholders’ rights and other rights as provided for in Article 147, Paragraph 4 of the Law Concerning Book-entry Transfer of Corporate Bonds, Stocks, etc. (the “Transfer Law”) are exercised directly to the Company, the exercising shareholder shall submit the request in writing bearing the name and seal of the shareholder, with an acceptance form (uketsuke hyou) of an Individual Shareholder Notice (kobetsu kabunushi tsuchi) (a notification set forth in Article 154, Paragraph 3 of the Transfer Law) delivered by the Securities Company attached. Non-Japanese citizens may provide a signature as a substitute for the name and seal.

2.	Notwithstanding the provisions of the preceding paragraph, in case of exercise of the minority shareholders’ rights, etc. by the Model AA Class Shareholders, the request for the Individual Shareholder Notice (kobetsu kabunushi tsuchi) shall not be required.

3.	The provisions in Article 3, Paragraphs 3 and 4, Articles 4 and 5 shall be applied to the exercise of minority shareholders’ rights and other rights as described in Paragraphs 1 and 2 of this article.

CHAPTER VIII.

FEES

Article 33. (Fees)

The fees for the handling of shares shall be free of charge; provided, however, that the fees payable by shareholders to the Securities Company or JASDEC shall be borne by the Shareholders.

SUPPLEMENTARY PROVISIONS

Article 1. (Amendment to Regulations)

Any amendment to these Regulations shall be made by a resolution of the meetings of the Board of Directors of the Company.

Article 2. (Effective Date)

These Regulations, as amended, shall become effective as of June 16, 2015.

(End of Document)